Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: A. Brad Delco
615 J.B. Hunt Corporate Drive	Vice President, Finance & Investor Relations
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT ANNOUNCES FURTHER LEADERSHIP CHANGES

LOWELL, Ark., February 7, 2020 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) (“JBHT”) announced today further changes to its top leadership. Effective March 1, 2020, David G. Mee will retire from his current duties as executive vice president, Finance and Administration and chief financial officer. John Kuhlow, currently senior vice president of Finance, controller and chief accounting officer, will assume the role of interim chief financial officer on that date. Mr. Mee will continue to serve as an employee and advisor to the Company until April 1, 2020.

“We are deeply grateful to Dave Mee for his over 27 years of leadership and dedication to the success of J.B. Hunt,” said John N. Roberts, President and CEO. “We wish Dave well in his retirement and look forward to a smooth and effective transition as John Kuhlow assumes the interim CFO role in April until a permanent CFO is named.”

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2018. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.